UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2011

MEREDITH CORPORATION
(Exact name of registrant as specified in its charter)

IOWA	1-5128	42-0410230
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

1716 Locust Street, Des Moines, Iowa		50309-3023
(Address of principal executive offices)		(Zip Code)

(515) 284-3000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On June 15, 2011, Meredith Corporation (the "Company") committed to a plan to close the Company's ReadyMade magazine and brand. The action was a response to ongoing weakness in the home category/marketplace. As a result, the Company expects to take, in its fiscal 2011 fourth quarter, a pre-tax special charge of approximately $4.3 million for the write-off of assets, primarily deferred subscriber costs. The plan is expected to be substantially complete by the end of the Company's 2011 fiscal year.

Item 8.01	Other Events

On June 16, 2011, the Company announced selected workforce reductions, including the elimination of certain positions due to the closure of ReadyMade. The related special charge to be recorded in the Company's fiscal 2011 fourth quarter is expected to include employee severance costs of approximately $6.4 million. The Company will also record a reversal of approximately $0.5 million in previously accrued restructuring costs.

A copy of the Company's press release related to the above items is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits
	(c)	Exhibits
		99.1	News release issued by Meredith Corporation dated June 16, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEREDITH CORPORATION Registrant

/s/ Joseph H. Ceryanec

Joseph H. Ceryanec Vice President - Chief Financial Officer (Principal Financial and Accounting Officer)
Date: June 21, 2011

Index to Exhibits
Exhibit Number	Item

99.1	News release issued by Meredith Corporation dated June 16, 2011